Exhibit 10.z

Subject
	PERQUISITES — CEO Retirement	Revised: 10/2007

Eligibility:	Position of Chief Executive Officer at age 65.

Medical Insurance	Polaris will provide a fully insured medical insurance plan through the same provider as an active Polaris employee for eligible retirees and spouses, including a prescription drug supplement, to coincide with Medicare B. Details are outlined in the summary plan documents.

Dental Insurance	Dental insurance will be continued for the retiree and spouse under a fully insured plan at the same coverage level and with the same provider as an active Polaris employee.

Company Products	Continued use of company products in accordance with the active officer product program. This includes up to 12 products accompanied by clothing and accessories, subject to the rules of the active officer product program. The Company will also arrange for the use of a demo motorcycle from one of our dealers when requested anywhere that Polaris has a Victory dealer.

Travel Arrangements/ Company Airplane	Continued use of the company’s travel agent for travel arrangements and use of the company airplane in accordance with the active officer benefit.

Physical Exams	Continued annual physicals at the Mayo Clinic for retired officer and spouse in accordance with the active officer benefit. This is a taxable benefit and the individual will receive a1099 form for tax filing purposes.

Secretarial Services	Secretarial services and reasonable office facilities will be provided at company’s expense. Any taxes incurred as a result of this perk will be grossed up to ensure no net loss to the individual.

Restricted Stock/	In accordance with employment agreement.
Stock Options